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Lindsay Corporation

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LINDSAY CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

January 30, 2018

The Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) will be held at the Company’s corporate offices at 2222 North 111th Street, Omaha, Nebraska, on Tuesday, January 30, 2018, at 8:30 a.m., Central Standard Time, for the following purposes:

(1)	To elect three (3) directors for terms ending in December 2020.

(2)	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2018.

(3)	To take a non-binding vote on a resolution to approve the compensation of the Company’s most highly paid executive officers.

(4)	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

A Proxy Statement setting forth important information with respect to each of the matters being submitted to the stockholders is enclosed with this Notice of Annual Meeting.

Only stockholders holding shares of the Company’s common stock of record at the close of business on December 1, 2017 are entitled to notice of, and to vote at, the Annual Meeting. The Board of Directors is soliciting proxies to vote on behalf of all stockholders, whether or not they expect to be present at the Annual Meeting. Each stockholder is encouraged to vote by proxy on the internet or by telephone as instructed on the enclosed proxy card or by completing the enclosed proxy card and mailing it in the return envelope enclosed for that purpose. Even if you vote by proxy on the internet, by telephone or by mail, you may revoke your proxy at any time prior to the Annual Meeting, and stockholders who are present at the Annual Meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors

/s/ ERIC R. ARNESON
Eric R. Arneson, Secretary

Omaha, Nebraska

December 21, 2017

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION FOR PROXIES TO ENSURE A QUORUM AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on January 30, 2018. The Proxy Statement for this Annual Meeting and Annual Report are available online at http://www.lindsayannualmeeting.com.

TABLE OF CONTENTS

LINDSAY CORPORATION

PROXY STATEMENT

for

2018 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) to be held on Tuesday, January 30, 2018, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Only record holders of the Company’s common stock at the close of business on December 1, 2017 are entitled to vote at the Annual Meeting.

The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised by written notice of revocation delivered to the Secretary of the Company or by filing a later dated proxy with him. Furthermore, stockholders who are present at the Annual Meeting may withdraw their proxies and vote in person. All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors of the Company in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted in accordance with the recommendation of the Board of Directors with respect to each of the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the Annual Meeting for purposes of establishing a quorum, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes.

The principal executive offices of the Company are located at 2222 North 111th Street, Omaha, Nebraska 68164.

This Proxy Statement and the proxy cards are first being mailed to stockholders on or about December 21, 2017.

Voting Securities and Beneficial Ownership Thereof by Principal Stockholders, Directors and Officers

At the record date, there were 10,721,402 shares of the Company’s common stock issued and outstanding. Each share of common stock is entitled to one vote upon each matter to be voted on at the Annual Meeting. There is no cumulative voting with respect to the election of directors.

The following table sets forth, as of December 1, 2017, the beneficial ownership of the Company’s common stock by each director, by each nominee to become a director, by each of the executive officers named in the Summary Compensation Table (the “Named Executive Officers”), and by all current executive officers and directors of the Company as a group. On the record date, the Company’s current executive officers and directors beneficially owned and were entitled to vote approximately 1.0% of the Company’s issued and outstanding shares of common stock. The Board of Directors believes that all of such shares currently issued and outstanding will be present at the Annual Meeting and will be voted in accordance with the recommendation of the Board of Directors with respect to each proposal being considered at the Annual Meeting. In addition, executive officers, directors and nominees to become a director are deemed to beneficially own shares which they may acquire upon the exercise of vested stock options or options that will vest within 60 days of the record date. These shares are not outstanding and may not be voted at the Annual Meeting. The following table also sets forth the beneficial ownership of the Company’s common stock by each other stockholder believed by the Company to beneficially own more than 5% of the outstanding shares of the Company’s common stock based on a review of reports on Schedule 13D and Schedule 13G filed with the Securities and Exchange Commission with respect to the Company’s common stock.

Name	Number of Shares Beneficially Owned(1)		Percent of Class
Directors and Executive Officers
Robert E. Brunner, Director	4,249		*
Michael N. Christodolou, Director	26,133		*
W. Thomas Jagodinski, Director	8,207		*
Michael C. Nahl, Director and Chairman of the Board	10,887		*
David B. Rayburn, Director	3,110		*
Michael D. Walter, Director	9,907		*
William F. Welsh II, Director	20,887		*
Timothy L. Hassinger, Director, President and Chief Executive Officer	0	(2)	0.0%
Brian L. Ketcham, Vice President and Chief Financial Officer	3,372	(2)	*
David B. Downing, Executive Vice President	26,265	(2)	*
Randy A. Wood, President – Agricultural Irrigation	11,044	(2)	*
Richard W. Parod, Former Director, President and Chief Executive Officer(3)	104,448	(2)	1.0%
All current executive officers and directors as a group (11 persons)	124,061	(2)	1.2%

Other Stockholders
BlackRock Inc.(4)	1,253,460		11.7%
Royce & Associates, LLC(5)	981,224		9.2%
Vanguard Group, Inc.(6)	941,065		8.8%
Neuberger Berman Group LLC(7)	799,295		7.5%
Vulcan Value Partners, LLC(8)	581,585		5.4%

*	Represents less than 1% of the outstanding shares of the Company’s common stock.
(1)	Each stockholder not shown as being part of a group owns all outstanding shares directly and has sole voting and investment power over such shares, or shares such power with a spouse.
(2)	Includes 0; 999; 10,320; 5,417; 11,522; and 28,258 shares which may be acquired currently or within 60 days of December 1, 2017 pursuant to the exercise of options by Messrs. Hassinger, Ketcham, Downing, Wood, Parod and the current executive officers and directors as a group, respectively. Shares owned by Mr. Parod are not included in the “all current executive officers and directors as a group” calculation as he was not an executive officer at the record date.
(3)	Mr. Parod stepped down as the Company’s President and Chief Executive Officer and as a member of the Company’s Board of Directors effective October 16, 2017. He continued to serve as the Company’s President Emeritus through December 1, 2017.
(4)	The address for this stockholder is 55 East 52nd Street, New York, New York 10055.
(5)	The address for this stockholder is 745 Fifth Avenue, New York, New York 10151.
(6)	The address for this stockholder is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(7)	The address for this stockholder is 1290 Avenue of the Americas, New York, New York 10104.
(8)	The address for this stockholder is Three Protective Center, 2801 Highway 280 South, Suite 300, Birmingham, Alabama 35223.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the Securities and Exchange Commission require the Company to disclose the identity of directors and executive officers and of beneficial owners of more than 10% of the Company’s common stock who did not file on a timely basis reports required by Section 16 of the Securities Exchange Act of 1934, as amended. Based solely on review of copies of those reports received by the Company, or written representations from reporting persons, the Company believes that all directors, executive officers and 10% beneficial owners complied with all filing requirements applicable to them during the Company’s fiscal year ended August 31, 2017.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation requires that the Board of Directors be divided into three classes that are elected to the Board on a staggered basis for three-year terms. At the Annual Meeting, the terms of three directors will terminate and stockholders will be voting on nominees to fill these three positions on the Board. Accordingly, the Board of Directors, upon recommendations made by the Corporate Governance and Nominating Committee, has nominated Robert E. Brunner, Timothy L. Hassinger, and Michael D. Walter to serve as directors for terms ending in December 2020. Messrs. Brunner, Hassinger, and Walter are current directors of the Company serving for terms expiring as of the date of the Annual Meeting, although Mr. Hassinger was only recently appointed to the Board in October 2017. Each of Messrs. Brunner, Hassinger, and Walter has expressed an intention to serve, if elected. The Board of Directors knows of no reason why any of them might be unavailable to continue to serve, if elected. There are no arrangements or understandings between Messrs. Brunner, Hassinger, or Walter and any other person pursuant to which they were nominated to serve on the Board of Directors.

The election of a director requires the affirmative vote of a plurality of the votes cast in person or by proxy by persons entitled to vote at the Annual Meeting. Consequently, votes withheld and broker non-votes with respect to the election of directors will have no impact on the election of directors. If any of Messrs. Brunner, Hassinger, or Walter is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the Corporate Governance and Nominating Committee may recommend to the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MESSRS. BRUNNER, HASSINGER, AND WALTER AS DIRECTORS OF THE COMPANY WITH TERMS ENDING IN DECEMBER 2020.

Board of Directors and Committees

The following sets forth certain information regarding the directors of the Company, including the three directors who have been nominated to serve for new terms expiring in December 2020. Information is also provided concerning each director’s specific experience, qualifications, attributes or skills that led the Board of Directors to conclude that each of them should serve as a director of the Company. The Board of Directors has determined that each of Messrs. Brunner, Christodolou, Jagodinski, Nahl, Rayburn, Welsh and Walter are independent directors of the Company under the listing standards adopted by the New York Stock Exchange (“NYSE”).

NOMINEES FOR ELECTION – Terms to expire in December 2020

Robert E. Brunner, age 60, was an Executive Vice President of Illinois Tools Works, Inc., a diversified manufacturer of advanced industrial technology, from 2006 until his retirement in 2012. Prior to that position, Mr. Brunner was President, Global Automotive Fasteners from 2005 to 2006 and President, North American Automotive Fasteners from 2003 to 2005. Prior to that, Mr. Brunner held a variety of positions within Illinois Tools Works, Inc. including general management, operations management and sales & marketing. Mr. Brunner currently serves as Chairman of the Board of Directors of NN, Inc. and as a member of the Board of Directors of Leggett & Platt, Inc. Mr. Brunner serves on the Audit Committee and the Compensation Committee of Leggett & Platt, Inc. Mr. Brunner has been a director of the Company since 2013 and also serves as the Chairman of the

Company’s Compensation Committee, and he is also a member of the Company’s Corporate Governance and Nominating Committee. Mr. Brunner’s extensive experience in business management and development, international operations and mergers and acquisitions provide him with the relevant experience to serve on the Company’s Board of Directors.

Timothy L. Hassinger, age 55, is the President and Chief Executive Officer of the Company, a position he has held since October 2017. Mr. Hassinger has also been a director of the Company since October 2017 and he is the only executive officer of the Company serving on the Board of Directors. Prior to joining the Company and since May 2014, Mr. Hassinger served as President and Chief Executive Officer of Dow AgroSciences, an Indianapolis-based subsidiary of The Dow Chemical Company. During his 33-year career at Dow AgroSciences, Hassinger held a series of senior leadership positions across a variety of domestic and international business units. Prior to becoming President and Chief Executive Officer of Dow AgroSciences in May 2014, he served as its Global Commercial Leader from February 2013 to April 2014 and as Vice President for its Crop Protection Global Business Unit from August 2009 to April 2014. Previously, he served as Vice President for the Dow AgroSciences business in the Europe, Latin America, and Pacific regions from 2007 to 2009. In 2005, he moved to Shanghai, where he served as Regional Commercial Unit Leader for Greater China. Mr. Hassinger currently serves as a member of the Board of Directors of AGDATA. Mr. Hassinger received his Bachelor of Science degree in Agricultural Economics from the University of Illinois. Mr. Hassinger’s extensive experience in leading global agriculture-based businesses enables him to provide the Board of Directors with expert advice on a wide range of issues in the industries in which the Company operates, as well as guidance in evaluating domestic and international growth opportunities. As the Company’s new President and Chief Executive Officer, Mr. Hassinger provides the Board of Directors with valuable insight into the Company’s day-to-day operations and achievements.

Michael D. Walter, age 68, is the President of Mike Walter & Associates, a risk management consulting firm providing strategic guidance in general business and economic trends. Prior to forming Mike Walter & Associates in 2006, Mr. Walter served in various leadership positions, most recently as Senior Vice President, Economic & Commercial Affairs, with ConAgra Foods, a large agribusiness conglomerate. Mr. Walter currently serves on the Board of Directors of Richardson International. Mr. Walter previously served on the Board of Directors of AgroTech Foods from 2006 until 2016 and on the Board of Directors of the Chicago Board of Trade from 2000 until 2007. Mr. Walter has been a director of the Company since 2009 and also serves as the Chairman of the Company’s Corporate Governance and Nominating Committee, and he is also a member of the Company’s Compensation Committee. Through his experience as a senior executive at ConAgra Foods and as a director of various companies in the agribusiness and commodities markets, Mr. Walter has gained significant experience in risk management oversight, strategic development and management of public and governmental affairs, all of which provide him with the relevant experience to serve on the Company’s Board of Directors.

DIRECTORS CONTINUING IN OFFICE

Michael N. Christodolou, age 56 (current term to expire in December 2019), is the Manager of Inwood Capital Management, LLC, an investment management firm he founded in 2000. From 1988 to 1999, Mr. Christodolou was employed by Bass Brothers/Taylor & Company, an investment firm associated with the Bass family of Fort Worth, Texas. Since June 2016, Mr. Christodolou has served on the Board of Directors of Omega Protein Corporation, a nutritional products company. Mr. Christodolou serves on the Audit Committee and the Corporate Governance Committee of Omega Protein Corporation. From 2015 to 2016, Mr. Christodolou served on the Board of Directors of Farmland Partners, Inc., a publicly-traded REIT that acquires and owns high-quality North American farmland. Mr. Christodolou also previously served on the Board of Directors of XTRA Corporation from 1998 until 2001 when it was acquired by Berkshire Hathaway Inc. Mr. Christodolou has been a director of the Company since 1999 and served as Chairman of the Board from 2003 to January 2015. He currently serves as a member of each of the Company’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. Mr. Christodolou has over 30 years of experience in investment management and working with the management teams and boards of public companies on matters including corporate strategy, capital structure and mergers and acquisitions. His knowledge of the investment and capital markets and his experience as a director of public companies provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Christodolou an understanding of accounting principles, internal controls and audit committee functions; as a result the Board has determined that he qualifies as an audit committee financial expert.

W. Thomas Jagodinski, age 61 (current term to expire in December 2019), is the retired President and Chief Executive Officer of Delta and Pine Land Company, a leader in the cotton seed industry. Mr. Jagodinski was President, Chief Executive Officer and Director of Delta and Pine Land Company from September 2002 until June 2007 when the company was acquired by another company. From 1991 to 2002, he served in various executive roles at Delta and Pine Land Company including Senior Vice President, Chief Financial Officer and Treasurer. Mr. Jagodinski currently serves on the Board of Directors of Centrus Energy Corp., a publicly-traded company that supplies enriched uranium fuel for international and domestic commercial nuclear power plants. Mr. Jagodinski has previously served on the Board of Directors of Solutia Inc., Phosphate Holdings, Inc., Quinpario Acquisition Corp. and Quinpario Acquisition Corp 2. Mr. Jagodinski has been a director of the Company since 2008 and he is also the Chairman of the Company’s Audit Committee and a member of the Company’s Corporate Governance and Nominating Committee. Mr. Jagodinski’s experience in public accounting and as a chief executive officer, chief financial officer and director of public companies, along with his experience in risk management and compliance oversight, provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Jagodinski an understanding of accounting principles, internal controls and audit committee functions; as a result the Board has determined that he qualifies as an audit committee financial expert.

Michael C. Nahl, age 75 (current term to expire in December 2018), is the retired Executive Vice President and Chief Financial Officer of Albany International Corp., the world’s largest manufacturer of custom-designed engineered fabrics called paper machine clothing. Mr. Nahl joined Albany International Corp. in 1981 as Group Vice President, Corporate, served as Senior Vice President and Chief Financial Officer from 1983 to 2005 and was appointed as Executive Vice President in 2005. Mr. Nahl retired as Executive Vice President and Chief Financial Officer of Albany International Corp. in September 2009. Mr. Nahl currently serves as a director of Trans World Entertainment Corporation and serves on its Audit Committee (of which he was Chairman until 2015), Compensation Committee, and Nominating and Corporate Governance Committee. Mr. Nahl previously served on the Board of Directors of Graftech International Ltd. from 1999 until 2013, and also served as Chairman of its Audit Committee. Mr. Nahl has been a director of the Company since 2003 and has served as the Chairman of the Board of Directors since January 2015. He is also a member of the Company’s Audit Committee. Mr. Nahl’s experience as a senior financial executive of a multinational public company and previously as Chairman of the Audit Committee of public companies, along with his knowledge of international operations and foreign currency exchange rate risks, provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Nahl an understanding of accounting principles, internal controls and audit committee functions; as a result the Board has determined that he qualifies as an audit committee financial expert.

David B. Rayburn, age 69 (current term to expire in December 2019), is the retired President and Chief Executive Officer of Modine Manufacturing Company, a publicly-traded thermal management company that designs, manufactures and tests heat transfer products. Mr. Rayburn was the President and Chief Executive Officer and a Director of Modine Manufacturing Company from January 2003 until March 2008 when Mr. Rayburn retired. From 2002 to January 2003 Mr. Rayburn served as the President and Chief Operating Officer of Modine Manufacturing Company. From 1991 to 2002, he served in various executive roles at Modine Manufacturing Company including Executive Vice President, Vice President and General Manager. Mr. Rayburn currently serves as Chairman of the Board of Directors of Twin Disc, Inc., a publicly-traded company that designs and manufactures marine and heavy duty, off-highway power transmission equipment. Mr. Rayburn previously served on the Board of Directors of Creative Foam Corporation from 2009 to 2017, the Board of

Directors of Jason, Inc. from 2001 to 2010, and on the Board of Directors of Unico, Inc., from 2008 to 2010. Mr. Rayburn has been a director of the Company since 2014 and he is also a member of each of the Company’s Audit Committee and Compensation Committee. Mr. Rayburn’s strong background in manufacturing, international markets and acquisitions, combined with his corporate governance experience serving on public company boards, provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Rayburn an understanding of accounting principles, internal controls and audit committee functions; as a result the Board has determined that he qualifies as an audit committee financial expert.

William F. Welsh II, age 76 (current term to expire in December 2018), is the retired Chairman of Election Systems & Software, Inc., a provider of specialized election equipment and software. Mr. Welsh served as President and Chief Executive Officer of Election Systems & Software, Inc. from 1995 to 2002. From 2000 to 2003, Mr. Welsh served as Chairman of the Board of Directors of Election Systems & Software. Mr. Welsh has also previously served on the Board of Directors of Ballantyne Strong Inc., a publicly-traded company that provides technology solutions primarily for applications in digital projection and digital signage. Mr. Welsh has been a director of the Company since 2001 and currently serves on the Compensation Committee and the Audit Committee. Mr. Welsh’s prior executive level leadership experience and chief executive officer experience, along with his extensive knowledge of the irrigation and infrastructure markets, provide him with the relevant experience to serve on the Company’s Board of Directors. These experiences have given Mr. Welsh an understanding of accounting principles, internal controls and audit committee functions; as a result the Board has determined that he qualifies as an audit committee financial expert.

Information regarding executive officers of the Company is found in the Company’s Annual Report which has been supplied with this Proxy Statement.

Corporate Governance

The Board of Directors operates pursuant to the provisions of the Company’s Certificate of Incorporation and Bylaws as well as a set of Corporate Governance Principles which address a number of items, including the qualifications for serving as a director, the responsibilities of directors and board committees and the compensation of directors. The Company has adopted a Code of Ethical Conduct that applies to the Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Corporate Controller, as required by Section 406 of the Sarbanes-Oxley Act of 2002. Additionally, the Company maintains a Code of Business Conduct and Ethics for all persons associated with the Company, including its directors, officers and employees, which complies with the listing standards adopted by the New York Stock Exchange. Both of these codes and the Company’s Corporate Governance Principles are available on the Company’s website at http://www.lindsay.com under the Investor Relations tab and are available in print to any stockholder who submits a request in writing to the Secretary of the Company.

The Board of Directors conducts its business through meetings and actions taken by written consent in lieu of meetings. During the fiscal year ended August 31, 2017, the Board of Directors held eleven meetings and acted pursuant to unanimous written consent on one occasion. During fiscal 2017, each director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period of such member’s service and (ii) the total number of meetings of the committees of the Board of Directors on which he served held during the period of such member’s service.

The Company’s independent directors normally meet in executive session at each regularly scheduled Board meeting. The Chairman of the Board, currently Mr. Nahl, an independent director, serves as the presiding director at each executive session of the independent directors.

Recent Board Composition Changes

Effective October 16, 2017, Timothy L. Hassinger was appointed as a member of the Board of Directors in connection with his appointment as the Company’s President and Chief Executive Officer. Effective on the same date and in connection with his previously announced retirement, Richard W. Parod stepped down as a member of the Board of Directors and as the Company’s President and Chief Executive Officer. Mr. Parod continued to serve as President Emeritus through his retirement date of December  1, 2017.

Board Leadership Structure

The Company’s Corporate Governance Principles provide that the position of Chairman of the Board of Directors be held by an independent director and, accordingly, the same individual cannot serve as both the Chairman of the Board and as the Company’s Chief Executive Officer. This policy is designed to facilitate the ability of the Board of Directors to perform the important functions of providing independent oversight of management and to address risks faced by the Company. This policy also allows the Chairman to convene executive sessions with independent directors without the need for a separate director to discharge the role of a presiding director.

Board’s Role in Risk Oversight

Management has the primary responsibility for identifying and managing the risks to which the Company is subject, under the oversight of the Board of Directors. Among other things, the Board of Directors considers risks presented by business strategy, competition, regulation, compensation plans, global economic conditions, general industry trends including the disruptive impact of technological change, capital structure and allocation, and mergers and acquisitions. The Board of Directors as a whole has the primary responsibility for performing this oversight function. The Company’s three standing committees are also responsible for the assessment of risks associated with the general subject matters for which those standing committees have responsibility. The Board’s risk oversight process includes close interaction with the Company’s internal auditors and is facilitated by an annual risk assessment prepared by management. The Company has engaged the accounting firm of Deloitte & Touche LLP to assist the Company’s internal auditors in the design, execution and preparation of reports with respect to the Company’s overall internal audit plan. Deloitte & Touche LLP also assists the Company’s internal auditors in the performance of certain other internal audit services and in the provision of regular updates to the Audit Committee regarding its services and testing results. The goal of the Board’s risk evaluation process is to identify any activities that create risks that may not be appropriate for the Company, quantify the magnitude of these risks and work with management to develop a plan to mitigate these risks.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee.

Audit Committee. The primary purpose of the Audit Committee is to assist the Board of Directors in the oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function. The Audit Committee is responsible for selecting, compensating and evaluating the Company’s independent auditor. Specific functions performed by the Audit Committee include reviewing periodically with the independent auditor the performance of the services for which they are engaged, reviewing the scope of the annual audit and its results, reviewing the Company’s annual financial statements and quarterly financial statements with management and the independent auditor, reviewing the scope and results of the Company’s internal audit function, and reviewing the adequacy of the Company’s internal accounting controls with management and the independent auditor. The Audit Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com under the Investor Relations tab and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange.

The Audit Committee is currently comprised of Directors Jagodinski (Chairman), Christodolou, Nahl, Rayburn, and Welsh, each of whom has been determined to be independent by the Board of Directors under the rules of the Securities and Exchange Commission and under the listing standards adopted by the New York Stock Exchange. Mr. Brunner served as a member of the Audit Committee until Mr. Welsh was appointed as a member of the Audit Committee effective February 1, 2017.

In addition, the Board of Directors has determined that each of Messrs. Christodolou, Jagodinski, Nahl, Rayburn, and Welsh qualify as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. During fiscal 2017, the Audit Committee held seven meetings and acted pursuant to unanimous written consent on one occasion.

Compensation Committee. The Compensation Committee reviews and approves the Company’s compensation policies, benefit plans, employment agreements, salary levels, bonus payments, and awards pursuant to the Company’s management incentive plans for its executive officers and other appointed officers. The Compensation Committee approves all individual grants and awards under the Company’s long-term equity incentive plans; provided, however, that the Compensation Committee has delegated limited authority to the Company’s Chief Executive Officer to make certain time-vested restricted stock unit awards to non-officer employees. The Compensation Committee also reviews compensation for non-employee directors and recommends changes in such compensation to the Board of Directors. The Compensation Committee is specifically responsible for determining the compensation of the Company’s Chief Executive Officer and conducts an annual performance evaluation of the Chief Executive Officer. The Company’s Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation paid to executive officers and other appointed officers. However, the final authority for setting executive officer compensation rests with the Compensation Committee. The Compensation Committee has the discretion to delegate specific responsibilities to the Compensation Committee Chair, any other Compensation Committee member(s) or subcommittees as the Compensation Committee may establish from time to time.

The Compensation Committee has retained external compensation consulting firms to assist and advise it on particular matters. During fiscal 2017, the Company received independent compensation consulting services from Meridian Compensation Partners, LLC (“Meridian”). Meridian was engaged directly by the Compensation Committee, but its fees were paid by the Company. The nature and scope of Meridian’s engagement with respect to the Compensation Committee’s decisions regarding fiscal 2017 executive and director compensation are described under “Compensation Discussion and Analysis” found later in this Proxy Statement.

The Compensation Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com under the Investor Relations tab and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange. The Compensation Committee is currently comprised of Directors Brunner (Chairman), Christodolou, Rayburn, Walter and Welsh, each of whom has been determined to be independent by the Board of Directors under the listing standards adopted by the New York Stock Exchange. During fiscal 2017, the Compensation Committee held five meetings and acted pursuant to unanimous written consent on one occasion.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for making recommendations to the Board of Directors of persons to serve as directors of the Company and as chairmen and members of committees of the Board of Directors and for reviewing and recommending changes in the general Corporate Governance Principles of the Company. It also oversees the annual evaluation by the Board of Directors to determine whether the Board and its committees are functioning effectively. The Corporate Governance and Nominating Committee operates under a written charter adopted by the Board of Directors which is available on the Company’s website at http://www.lindsay.com under the

Investor Relations tab and is available in print to any stockholder who submits a request in writing to the Secretary of the Company. The charter meets the requirements of the listing standards adopted by the New York Stock Exchange.

The Corporate Governance and Nominating Committee identifies nominees to serve as a director of the Company through a combination of suggestions made by independent search firms, directors and stockholders. The Corporate Governance and Nominating Committee will consider director nominees for next year’s Annual Meeting recommended by stockholders which are submitted in writing, complete with biographical and business experience information regarding the nominee, to the Secretary of the Company by September 19, 2018. Candidates for directors are evaluated based on their independence, character, judgment, diversity of experience, financial and/or business acumen, ability to represent and act on behalf of all stockholders, and the needs of the Board. The Corporate Governance and Nominating Committee does not have a formal policy on diversity with regard to consideration of director nominees, but the Corporate Governance and Nominating Committee considers diversity in its selection of nominees and seeks to have a Board that reflects a diverse range of views, backgrounds and experience. The Corporate Governance and Nominating Committee uses the same criteria to evaluate its own nominees for director as it does for persons nominated by Company stockholders.

The Corporate Governance and Nominating Committee is currently comprised of Directors Walter (Chairman), Brunner, Christodolou and Jagodinski, each of whom has been determined to be independent by the Board of Directors under the listing standards adopted by the New York Stock Exchange. Mr. Welsh served as a member of the Corporate Governance and Nominating Committee until Messrs. Brunner and Jagodinski were appointed as members the Corporate Governance and Nominating Committee effective February 1, 2017. During fiscal 2017, the Corporate Governance and Nominating Committee held two meetings.

Related Party Transactions

The Board of Directors has adopted a written policy regarding the review, approval or ratification of related party transactions. Under the policy, all such related party transactions must be pre-approved by the Audit Committee or ratified by the Audit Committee if pre-approval is impracticable. Under the policy, certain transactions are excluded from the definition of related party transaction, including (i) transactions available to all employees generally, (ii) director and officer compensation approved by the Compensation Committee and/or Board of Directors, as applicable, (iii) transactions in the ordinary course of the Company’s business that are on substantially the same terms as those prevailing at the time for comparable products and services to unrelated third parties, and (iv) certain transactions with other companies where the related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 5% of that company’s shares, if the aggregate amount involved during the fiscal year does not exceed the greater of $1,000,000 or 2% of that company’s total annual revenues. In determining whether to approve or ratify a related party transaction, the Audit Committee will consider, among other factors, whether the terms of the transaction are fair to the Company, whether the transaction would present an improper conflict of interest for any director, officer or other related party, or whether the transaction would impair the independence of an outside director. Any Audit Committee member who has an interest in a transaction under discussion must abstain from voting on the proposed transaction.

Compensation Discussion and Analysis

Compensation Philosophy and Overview. The overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers who are critical to the Company’s long-term success. The Board’s Compensation Committee (the “Committee”) believes that executive compensation should be designed to promote both the short-term and long-term economic goals of the Company. Accordingly, an important component of the Committee’s compensation philosophy is to closely align the financial interests of the Company’s executive officers with those of the Company’s stockholders. The Board of Directors and the Committee take several measures to monitor this degree of alignment, which include conducting a non-binding “say on pay” vote at each annual meeting of the Company’s stockholders. Stockholders have approved the non-binding “say on pay” resolution by a vote of more than 90% of the votes cast on this proposal at each of the Company’s seven annual meetings at which such a vote was held. While the Committee considered the “say on pay” voting results in establishing fiscal 2017 and fiscal 2018 compensation, no specific actions were deemed necessary as the Committee believed the results of the “say on pay” votes were a confirmation that stockholders were in general agreement with the Committee’s compensation philosophy. The Committee will continue to consider the “say on pay” voting results and other feedback provided by the Company’s stockholders when making future compensation decisions concerning the Company’s executive officers.

In order to implement its compensation philosophy, the Committee has determined that the total compensation program for executive officers should consist of the following components:

•	Base salaries to reflect responsibility, experience, tenure and performance of key executives, as well as the scarcity of qualified executives for key positions;

•	Annual cash incentive awards to reward performance against short-term corporate, business unit and/or individual objectives;

•	Long-term equity incentive compensation to emphasize longer-term strategic objectives and align the interests of executives with those of stockholders; and

•	Other benefits as appropriate to be competitive in the marketplace.

Compensation-Related Risk Assessment. The Committee has assessed the risks that could arise from the Company’s compensation program and does not believe that the terms of this program encourage excessive risk-taking that is reasonably likely to have a material adverse effect on the Company. The Committee considered the following factors as they relate to the compensation program:

•	The focus on both short-term and long-term financial goals;

•	The utilization of a mix of financial performance goals so as to avoid over-emphasis on any one metric;

•	Certain awards are subject to a clawback policy in the event of restatements of the Company’s financial results;

•	Long-term incentives have a three-year vesting period;

•	The existence of caps on the potential maximum incentive payouts; and

•	The requirement that management meet robust stock ownership guidelines.

The Committee’s Independent Compensation Consultant. The Committee engaged Meridian Compensation Partners, LLC in fiscal 2017 to provide a competitive assessment of the Company’s executive compensation program and to evaluate the compensation of the Named Executive Officers in comparison to peer group proxy data and relevant survey data. Meridian was engaged directly by the Committee, but its fees were paid by the Company. The Committee has adopted a pre-approval policy for certain compensation consulting services to be provided by Meridian to management of the Company, but has determined that the scope of services and annual limit on fees set forth in the pre-approval policy will not impair Meridian’s independence from management.

Market Alignment of Executive Compensation. When evaluating the market competitiveness of executive salaries, target annual incentive opportunities, and target long-term incentive values, the Committee generally considers the market medians for comparable positions among manufacturing and general industry companies of similar size (measured by annual revenues) and complexity (measured primarily by number of distinct business lines and scope of international focus) as the Company, based on available peer group and survey data, with variation due to differences in executive skill levels and experience, the executive’s role, individual performance, organizational hierarchy, and internal fairness with other positions and roles within the Company.

The Committee annually compares the Named Executive Officers’ general compensation levels against available market data and then also performs an in-depth review of the entire compensation program approximately every three years in order to comprehensively review the Company’s short and long-term compensation strategies, award mixes and performance metrics.

In conducting its review and analysis, Meridian used a combination of proxy data from peer companies and survey composite data. Peer group data was used as the primary data source for establishing benchmark compensation levels for the Chief Executive Officer, Chief Financial Officer and other positions where comparable position data was available, with general industry survey data used as a supplemental data source for these positions. General industry survey data was used as the primary data source for positions where comparable position data was not sufficiently available. The composite data was obtained from the Equilar Executive Compensation Survey and included compensation information from general industry companies with revenue between one-third and three times the Company’s annual revenues.

In 2015, Meridian assisted the Committee in reviewing and modifying the peer group for fiscal 2016 and generally used the following selection criteria:

•	U.S.-based company listed on a major U.S. exchange with a market capitalization of between one-third and three times the Company’s market capitalization;

•	Similar industry, with a qualitative assessment of business fit;

•	Revenue for the then-most recent fiscal year of between one-third and three times the Company’s annual revenues; and

•	Similar business and organizational complexity, focusing on companies having international revenue in excess of 25% of total revenue and having at least two distinct operating segments.

The peer group utilized for fiscal 2017 pay decisions contained one change from the peer group established for fiscal 2016, as Blount International, Inc. was removed because it was acquired and taken private. The resulting 21-company peer group used for fiscal 2017 pay decisions consists of the following companies:

Alamo Group, Inc.	EnPro Industries, Inc.	Kadant Inc.
Albany International Corp.	ESCO Technologies Inc.	LB Foster Co.
Altra Industrial Motion Corp	Federal Signal Corp.	Lydall, Inc.
Astec Industries Inc.	Franklin Electric Co., Inc.	Mueller Water Products, Inc.
CIRCOR International, Inc.	Gorman-Rupp Co.	NN, Inc.
CLARCOR Inc.	Graco, Inc.	Standex International Corporation
Columbus McKinnon Corp.	John Bean Technologies Corp.	Twin Disc Inc.

Based on its review and analysis, Meridian noted that, in the aggregate, the Company’s 2016 target total compensation levels were slightly below, but within a competitive range, of both proxy and Equilar survey data and recommended various minor changes to the Company’s fiscal 2017 executive compensation program.

Role of Management in Setting Compensation. In addition to reviewing the compensation of executive officers against the competitive market, the Committee also considers recommendations from the Company’s President and Chief Executive Officer regarding the total compensation for executive officers, which recommendations for fiscal 2017 were provided by Mr. Parod, who served as the Company’s President and Chief Executive Officer until October 2017. Further, the Committee considered the historical compensation of each executive officer, from both a total compensation and a component by component basis, in setting the fiscal 2017 compensation for the executive officers.

Recoupment Policy. The Committee is of the view that awards of annual cash incentive and certain long-term incentive compensation awarded to executive officers should be adjusted in the event of restatements of the Company’s financial results. Accordingly, the Committee has adopted a policy that allows recoupment or repayment of annual cash incentive and certain long-term incentive compensation payments made to executive officers during the three years preceding the restatement of Company financial statements to the extent such payments exceeded the amounts that would have been payable based on the restated financial results. Conversely, the policy allows for additional payments to the extent the amounts paid as annual cash incentive and certain long-term incentive payments received in the three years preceding a restatement of Company financial statements were less than the amounts that would have been payable based on the restated financial results.

2017 Executive Compensation Program. The Company’s fiscal 2017 compensation program for its executive officers, including the executive officers named in the Summary Compensation Table included in this Proxy Statement, consisted of four basic components, which are (i) base salary, (ii) annual cash incentive awards, (iii) long-term incentive compensation and (iv) other employee benefits. The purposes of each of these components of executive compensation and the manner in which compensation for fiscal 2017 under these components was determined by the Committee for executive officers are as follows:

Base Salary. Base salaries are designed to provide executive officers with a competitive level of fixed compensation that is commensurate with the executive officer’s individual responsibility, experience, tenure and general performance of duties. Base salary levels are also subject to competitive pressures faced by the Company for attracting and retaining qualified executives to fill key positions in the different geographic regions where the Company’s executives reside. The Committee considers peer group and compensation survey information regarding base salary levels for executive officers with comparable positions and responsibilities in similar companies in order to maintain base salaries at competitive levels. In general, the Committee evaluates each executive officer’s base salary on an annual basis to determine if an increase from the prior fiscal year’s base salary is justified based on these criteria and considerations. In the case of Mr. Parod, base salary was initially established by the terms of his employment agreement and was subject to annual increases as determined by the Committee.

In the first quarter of fiscal 2017, the Committee established the base salaries for each of the Named Executive Officers. With respect to the base salaries of Named Executive Officers other than Mr. Parod, the Committee considered Mr. Parod’s recommendations for salary adjustments and competitive salary information included in Meridian’s report on executive compensation. Mr. Parod made his recommendations for salary adjustments primarily based on individual performance and the Meridian report. With respect to Mr. Parod, the Committee considered the competitive salary information included in Meridian’s report on executive compensation, the Company’s performance and Mr. Parod’s personal performance. The table below sets forth information about the fiscal 2017 base salary level for each of the Named Executive Officers:

Officer	Fiscal 2016 Base Salary	Salary Increase Amount	Salary Increase Percentage	Fiscal 2017 Base Salary
Mr. Parod	$660,000	—	0.0%	$660,000
Mr. Ketcham	$325,000	$15,000	4.6%	$340,000
Mr. Downing	$365,000	$10,000	2.7%	$375,000
Mr. Wood	$330,000	$25,000	7.6%	$355,000

Annual Cash Incentive Awards. The Company paid annual cash incentive awards to its executive officers under a Management Incentive Plan for fiscal 2017 (the “2017 MIP”) that was adopted by the Committee pursuant to the terms of the Company’s 2014 Management Incentive Umbrella Plan which was approved by the stockholders at the Company’s annual stockholder meeting in 2014. The Company used annual cash payments under the 2017 MIP primarily to encourage its executive officers to achieve specific short-term financial goals of the Company generally and, in some cases, for achievement of the Company’s financial results in certain market segments. In addition, a portion of the annual cash incentives is designated to reward individual performance objectives of each executive officer participating in the 2017 MIP. The Committee adopted the 2017 MIP and established the financial and individual goals for executive officers under the 2017 MIP during the first quarter of fiscal 2017.

The 2017 MIP established a target cash incentive amount for each Named Executive Officer (each a “Target Cash Incentive Award”). The Target Cash Incentive Award for Mr. Parod was set at 100% of his base salary (which represented an increase of 10 percentage points over his prior fiscal year target percentage of 90%). The Target Cash Incentive Award for each of Messrs. Ketcham, Downing and Wood was set at 55% of his respective base salary (which represented an increase of 5 percentage points over each of his prior fiscal year’s target percentage, with the exception of Mr. Ketcham who did not participate in the Management Incentive Plan for fiscal 2016 since he joined the Company in the second half of fiscal 2016). The Committee approved the increase to each Named Executive Officer’s Target Cash Incentive Award to bring his target cash incentive level closer to the median of the Meridian peer data. In each case, a Target Cash Incentive Award represents the total cash incentive a Named Executive Officer was entitled to receive if he had achieved 100% of the target levels under the financial performance component and individual performance component established for such Named Executive Officer under the 2017 MIP.

The financial performance component accounted for 80% of each Named Executive Officer’s potential annual cash incentive award. This component consisted of two subcomponents: revenue and return on invested capital (“ROIC”). The Committee believed the use of revenue and ROIC would provide a good balance of financial objectives to promote maximum stockholder value. For each of Messrs. Parod, Ketcham and Downing, the financial performance component was based 100% on consolidated Company financial performance. For Mr. Wood, the financial performance component was split equally between consolidated Company financial performance and the financial performance (also based on revenue and ROIC) of the agricultural irrigation business unit.

For purposes of the annual cash incentive awards under the 2017 MIP, (i) revenue was defined as the Company’s fiscal 2017 operating revenues and (ii) ROIC was defined as the Company’s fiscal 2017 net income after taxes divided by average invested capital (i.e., total interest-bearing debt plus shareholders’ equity). Each of the two subcomponents was calculated using the Company’s Consolidated Statement of Operations for the year ended August 31, 2017. The Committee chose to use revenue and ROIC as the financial performance measures for determining annual cash incentive awards under the 2017 MIP because it believed that the Named Executive Officers had significant influence over these measures, that these measures align the interests of officers with the creation of stockholder value, that these measures incentivize revenue growth as well as earnings growth and prudent balance sheet management, and that these measures are better understood by management and stockholders than certain measures used in Management Incentive Plans in prior fiscal years (e.g., operating margin and economic profit). Accordingly, each of the revenue subcomponent and the ROIC subcomponent was assigned a weighting of 50% by the Committee.

In general, the Committee seeks to establish target levels for financial performance goals based on the Company’s annual budget for the relevant fiscal year as approved by the Board of Directors. The targets established for specific business units also correspond to the fiscal 2017 operating budget. Each target would have excluded the effect of any acquisitions made during fiscal 2017, but there were none. The Committee took into consideration the cyclical downturn in the agricultural markets in establishing these target levels, acknowledging, for example, that the revenue target for fiscal 2017 was set less than the Company’s revenue target level for fiscal 2016, but set higher than the fiscal 2016 actual results.

Under the 2017 MIP, a Named Executive Officer could earn a portion of his Target Cash Incentive Award if he achieved at least a threshold level of performance for any of the financial or individual performance components. Separate calculations were performed to determine the payout earned under the financial performance component and the individual performance component, and those two components were then added together to determine the final cash incentive awarded to a Named Executive Officer. The financial performance subcomponents are calculated according to a scale that provides varying percentage payouts for “threshold”, “intermediate”, “target” and “maximum” performance levels. If the Company fails to meet the “threshold” performance level for a specific financial performance subcomponent, then the Named Executive Officer will receive no payout under that specific subcomponent. Percentage payouts between the threshold, intermediate, target and maximum levels are linearly interpolated for each financial performance subcomponent.

For fiscal 2017, the following performance levels trigger the following percentage awards (calculated as a percentage of the Target Cash Incentive Award available under the overall Company financial performance component):

	Revenue (50%)	Return on Invested Capital (50%)	Award Available for Financial Performance Subcomponent (as a % of Target Cash Incentive Award
Maximum	$830.2 million	9.2%	200%
Target	$553.5 million	8.0%	100%
Intermediate	$415.1 million	6.0%	75%
Threshold	$276.7 million	4.0%	15%
Below Threshold	—	—	0%

The Committee also approved the use of individual performance objectives to determine 20% of the annual cash incentives under the 2017 MIP for each Named Executive Officer. The individual performance objectives were designed to focus on goals or initiatives that will create longer-term value for the Company. Depending on the officer, these performance objectives relate to areas such as strategic acquisitions, market development, market share growth and product development. Some of these individual performance objectives are objective and depend upon the accomplishment of specific, measurable goals such as increased sales, introduction of new products or cost reductions. Others are subjective in nature, such as performance objectives tied to customer service, marketing, process improvements, or the strengthening of operational and sales capabilities.

The cash incentive awarded under the individual performance component is calculated according to a scale providing the following percentage awards (calculated as a percentage of the Target Cash Incentive Award available under the individual performance component):

Performance Level	Percentage of Target Cash Incentive Award Available for Individual Component
Significantly exceeds objectives	200%
Exceeds objectives	150%
Meets all objectives	100%
Meets most objectives	75%
Meets some objectives	50%
Does not meet objectives	0%

Both the financial and individual performance component calculations offer a range of payouts for performance that exceeds or falls short of the target level. The Committee believes that this not only provides an incentive to executives to achieve performance that exceeds expectations, but it also provides constant motivation during down cycles. By rewarding a range of performance, the Committee hoped to partially counteract the cyclical nature of the Company’s business. Likewise, the receipt of an award under one component or subcomponent is not contingent upon meeting a certain performance standard under the other component or subcomponents. For example, an executive who has met all of his individual performance objectives would still receive a payout under the individual component even if the Company failed to meet the threshold financial performance objectives. Similarly, an executive may receive a payout if the threshold level is met for a specific financial performance subcomponent even if the executive failed to meet his or her individual performance objectives and/or the Company failed to meet the threshold levels for the other financial performance subcomponents. If any sort of unplanned event should arise, the 2017 MIP gives the Committee the discretion to reduce (but not increase) the incentive payouts under the plan. The following example demonstrates how a hypothetical executive officer’s annual cash incentive payment was calculated under the 2017 MIP:

An officer receiving a base salary of $300,000 (with a target incentive percentage of 55% of his base salary) would be eligible for a Target Cash Incentive Award of $165,000. $132,000 of that amount would be attributable to the Company’s financial performance component (80% of the Target Cash Incentive Award), whereas $33,000 of that amount would be attributable to the officer’s individual performance component (20% of the Target Cash Incentive Award). If the Company generated revenues of $553.5 million and ROIC of 6.0%, and the officer met all of his individual performance objectives, he would receive a total cash incentive payout of $148,500, calculated as follows:

Company Financial Performance Component: $66,000A + $49,500B = $115,500

A Revenue Subcomponent: $132,000 x 50% (weighting) x 100% (performance multiplier – target)

B ROIC Subcomponent: $132,000 x 50% (weighting) x 75% (performance multiplier – intermediate)

Individual Performance Component: $33,000 x 100% (performance multiplier – meets all objectives) = $33,000

Total Cash Incentive Awarded: $115,500 + $33,000 = $148,500

During fiscal 2017, for purposes of the 2017 MIP, the Company recorded revenue of $518.0 million and ROIC of 6.1%. Based on these results, the overall Company Financial Performance Component payout percentage was 85% based on subcomponent payout percentages of 94% and 77% for each of the revenue (50%) and ROIC (50%) subcomponents, respectively. The payout percentage for market financial performance components for participants in the 2017 MIP ranged from 27% to 90%. At a meeting in October 2017, the Committee verified the attainment of these measures used for the Financial Performance Component of the 2017 MIP. In addition, after the conclusion of fiscal 2017, Mr. Parod recommended scores to the Committee for each Named Executive Officer (including himself) under the Individual Performance Component of the 2017 MIP. The Committee then discussed and approved those scores, determining that the Named Executive Officers were entitled to performance multipliers under the Individual Performance Component of the 2017 MIP ranging from 91% to 112%.

The table below sets forth the 2017 MIP Target Cash Incentive Awards and actual payouts to each of the Named Executive Officers based upon fiscal 2017 performance:

Named Executive Officer	2017 MIP Target Cash Incentive Award	2017 MIP Actual Cash Incentive Award Payout
Mr. Parod	$660,000	$585,750
Mr. Ketcham	$187,000	$165,495
Mr. Downing	$206,250	$177,684
Mr. Wood	$195,250	$179,728

Long-Term Incentive Compensation. Long-term incentive compensation is designed to reward the achievement of longer-term strategic objectives and align the financial interests of the Company’s executive officers with those of the Company’s stockholders. For fiscal 2017, the Committee approved a target dollar amount for the long-term incentive award for each of the Company’s Named Executive Officers and allocated as follows:

•	one third of that award in the form of performance stock units (“PSUs”),

•	one third in the form of restricted stock units (“RSUs”) and

•	one third in the form of nonqualified stock options.

The PSUs, RSUs and stock options were granted pursuant to the Company’s 2015 Long-Term Incentive Plan, which was approved by the stockholders at the Company’s annual stockholder meeting in January 2015. The Committee believes that this mix of PSUs, RSUs and stock options will continue to promote sustained long-term performance, goal alignment and retention.

In determining the number of PSUs, RSUs and stock options granted to the Named Executive Officers as part of their long term incentive compensation for fiscal 2017, the Committee first established a dollar value of the total long-term incentive awards to be awarded to each Named Executive Officer assuming they achieved target performance levels for the PSUs. Based primarily on Meridian’s compensation assessment, the Committee established total long-term incentive award amounts as follows for fiscal 2017:

Mr. Parod	$1,300,000
Mr. Ketcham	$315,000
Mr. Downing	$360,000
Mr. Wood	$300,000

The dollar value of the total long-term incentive awards for each Named Executive Officer above is approximately at the median level indicated in the Meridian competitive market data for that officer with adjustments to reflect the relative size and scope of responsibilities and other internal pay equity reasons.

The dollar values allocated to PSUs and RSUs were divided by the closing sale price of the Company’s common stock on the grant date ($78.23 as of October 21, 2016) to convert those dollar values into total numbers of stock units initially awarded to each Named Executive Officer. While the dollar value of PSUs was based upon a payout ratio of 100%, the actual PSU payout ratio may be as low as 0% if the Company fails to meet the threshold performance level for both performance measures. Alternatively, the PSU payout ratio may be as high as 200% if the Company meets or exceeds the maximum performance level for both performance measures. The dollar values allocated to stock options were converted to a number of stock options by using the Black-Scholes option pricing formula on the grant date.

Under the terms of the individual award agreements, both the PSUs and RSUs awarded to Named Executive Officers for fiscal 2017 are payable in common stock and provide the Named Executive Officers with special cash dividend equivalents which entitle them to receive any special cash dividend paid by the Company while the PSUs and RSUs are outstanding; provided, however, that any special cash dividend equivalents will be converted into additional units and will not be payable until all applicable vesting and performance conditions have been met. No cash payment or dividend equivalent will be payable in connection with any regular quarterly dividends. In addition, awards under the PSUs, RSUs and stock options are subject to certain anti-dilution adjustments in the event of a stock split, stock dividend, merger or other similar corporate transaction. The Committee has adopted a policy regarding the timing of grants of PSUs, RSUs and stock options to employees which generally provides that such grants will be made on an annual basis during the first quarter or at the beginning of the second quarter of the fiscal year and at least two business days after the Company has issued its full-year earnings release for the prior fiscal year.

Each of the PSUs and RSUs has a three-year vesting period. The PSUs awarded during fiscal 2017 are subject to cliff vesting and will not become realizable until fiscal 2020. At that point, depending upon the Company’s performance over the three-year period, the PSUs will either convert into a specified number of shares of the Company’s common stock or become worthless. The Committee selected a three-year performance period because measuring performance over a long period would be less affected by cyclical variations in the Company’s business and one-time events. The Committee felt that a three-year period was commonly used by similar companies for this reason. The RSUs awarded during fiscal 2017 will ratably vest over the same three-year period, with one third of the RSUs converting into Company common stock on November 1 in each fiscal year following the grant date, provided that the Named Executive Officer continues his employment with the Company. Nonqualified stock options vest ratably over a four-year period, provided that the Named Executive Officer continues his employment with the Company, and expire 10 years after the grant date.

The specific terms of the PSU, RSU and stock option grants made to the Named Executive Officers for fiscal 2017 are as follows:

Performance Stock Unit (PSU) Awards. PSUs represent a right to receive a certain target number of shares of the Company’s common stock at a specified time in the future if certain performance objectives have been met during the specified performance period leading up to the payout of the PSU. PSUs are, therefore, designed to reward achievement of specific performance objectives over this period. Historically, the Committee has awarded PSUs with a threshold payout of 50% of the target number and a maximum payout of 200% of the target number. In addition to requiring satisfaction of the applicable threshold performance levels, PSUs are only payable if the recipient remains employed with the Company until payout occurs after the end of the performance period (or under certain circumstances involving a change in control, death or complete disability, as discussed in the “Termination Payments” section below).

Each PSU awarded in fiscal 2017 has a three-year performance period running through the end of fiscal 2019 (i.e. August 31, 2019) and will vest on November 1, 2019. Reflective of the desire to balance earnings growth and efficient use of capital, the Committee chose operating income growth (“Operating Income Growth”) and ROIC, each equally weighted, as the performance measures to be used to determine PSU payouts for the three-year performance period. The Committee considered several performance measures, including measures that were tied to the Company’s stock price or the accomplishment of specific performance objectives, but decided against using stock price as a performance measure because it felt that such a plan would be susceptible to distortion from the cyclical nature of the Company’s business. Likewise, the Committee decided against the use of other performance objectives because of the difficulty in correlating such objectives to stockholder value. For fiscal 2017, the Committee replaced revenue growth (“Revenue Growth”) with Operating Income Growth in order to better incentivize profitable growth. For fiscal 2017, the Committee replaced return on net assets (“RONA”) with ROIC, as this measure is aligned with prevalent market practice and better incentivizes executives to optimize profitability and the value-creation potential of the Company’s capital investments. While ROIC is also used as a component of the Company’s annual cash incentive award, the Committee believed that ROIC is an appropriate metric for both short-term and long-term performance. The annual cash incentive program is based on performance against the Company’s annual budget, while PSUs are focused on cumulative returns over a three-year period. Considering the cyclical nature of the Company’s business, the Committee believed this mix of short-term and long-term targets provides a balanced focus on ROIC. Additionally, each of the annual cash incentive and long-term incentive programs utilize other performance measures that incentivize top-line revenue growth and profitability, with ROIC only accounting for a 40% weighting for the annual cash incentive program (50% of the financial performance component which accounts for 80% of total annual cash incentive award) and ROIC only accounting for a 50% weighting for the PSU awards.

Ultimately, the Committee chose to base PSU payouts on Operating Income Growth and ROIC because it determined that they align executives’ potential payouts with stockholder value creation. Additionally, these performance measures could be easily quantified and calculated for the purposes of determining whether the Company had met the necessary performance requirements. The Committee assigned equal weighting to Operating Income Growth and ROIC for purposes of determining PSU payouts in order to drive profitable growth and focus on appropriate asset management. Although the Committee feels that Operating Income Growth and ROIC reasonably approximate the connection between executive performance and stockholder value, future developments could possibly prompt the Committee to make subsequent PSU awards according to different performance measures.

“Operating Income Growth” is calculated according to cumulative operating income growth as opposed to average annual operating income growth in order to minimize the year-to-year distortion that can result from short-term cyclical changes in operating income growth. For purposes of measuring performance, the target annual Operating Income Growth rate is converted into a cumulative operating income amount which will be computed as the sum of all operating income generated during the three-year performance period assuming the target annual growth rate. Actual performance will be calculated as the sum of the Company’s actual consolidated operating income during the three-year performance period in comparison to the target amount of cumulative operating income.

“ROIC” is calculated in the following manner:

Net Income

(Average* Invested Capital**)

*	- This average will be computed using the beginning and ending amounts of Invested Capital for the applicable performance period.
**	- Invested Capital means Total Interest-Bearing Debt plus Shareholders’ Equity.

For the purposes of calculating Operating Income Growth and ROIC, any acquisitions made by the Company and revenues, expenses, assets, income and/or losses associated with such acquisitions are excluded in the fiscal year of the acquisition, but will be fully included during every year thereafter.

The Committee has established the following three-year average performance measures for Operating Income Growth and ROIC for the PSUs awarded in fiscal 2017:

	Annual Operating Income Growth (50% weight)	ROIC (50% weight)	Cumulative Payout as % of Target
Maximum	15%	11%	200%
Target	12%	10%	100%
Threshold	9%	7%	50%
Below Threshold	—	—	0%

The Committee selected target performance measures that were within the range of the long-term target financial performance goals communicated from Lindsay to the stockholders by Mr. Parod in the 2016 Annual

Report. The Committee attempted to establish maximum and threshold performance levels that would appropriately reward the Named Executive Officers for exceptional performance, while also providing them with continued motivation in the event that market factors or down periods make it impossible to meet target performance levels. A partial PSU payout can be earned by the Named Executive Officers as long as the Company achieves the threshold performance for one of the performance factors even if the Company does not achieve threshold performance for the other performance factor.

The Committee is also entitled to adjust the conversion calculation in order to reduce (but not increase) the amount of stock awarded to take into account any unanticipated events including, but not limited to, extraordinary or nonrecurring items, changes in tax laws, changes in generally accepted accounting principles, impacts of discontinued operations and restatements of prior period financial results.

The following is an example of how the payout of PSUs would be calculated for a hypothetical executive officer who received a total award of 1,000 PSUs in fiscal 2017.

Assume that the Company achieves (i) cumulative operating income for the three-year performance period equal to the cumulative operating income that would have been generated at a target Operating Income Growth rate of 12%, and (ii) three-year average ROIC at the 7% threshold level. Accordingly, the executive’s 1,000 PSUs will convert into 750 shares of common stock on the vesting date of November 1, 2020, calculated as follows:

PSU Payout Calculation: 500 shares A + 250 shares B = 750 shares

A	Operating Income Growth Subcomponent: 1,000 PSUs x 50% (weighting) x 100% (performance multiplier - target)

B	ROIC Subcomponent: 1,000 PSUs x 50% (weighting) x 50% (performance multiplier - threshold)

In the event of a change in control of the Company, the PSUs will convert into an amount of Company common stock that is prorated to account for the amount of time the Named Executive Officers held the PSUs prior to the change of control transaction and will be paid out, as applicable, based on the probable or expected level of achievement with respect to the applicable performance measures at the time of the change in control (i.e., either (i) Revenue Growth and RONA or (ii) Operating Income Growth and ROIC). If any of the Company’s financial statements are restated before the payout of PSUs as the result of errors, omissions or fraud, for any fiscal year during the three-year performance period, such restated results will be used to recalculate any PSU conversions made at the expiration of the performance period.

Fiscal 2015-2017 Performance. The end of fiscal 2017 marked the end of the three-year performance period for the PSUs awarded in fiscal 2015. For this performance period, the Company achieved three-year cumulative revenue of $1,576.2 million and three-year average RONA of 5.86% which equated to a cumulative payout percentage of 0% of target. Since the threshold level was not met for either performance measure, no shares of common stock were issued to any Named Executive Officers with respect to this tranche of PSUs. No payouts have yet been earned with respect to the PSUs awarded in fiscal 2016 and fiscal 2017 which have three-year performance periods ending at the end of fiscal 2018 and fiscal 2019, respectively.

“Revenue Growth” was calculated according to cumulative revenue growth as opposed to average annual revenue growth in order to minimize the year-to-year distortion that can result from short-term cyclical changes in revenue growth. For purposes of measuring performance, the target annual Revenue Growth rate was converted into a cumulative revenue amount which was computed as the sum of all revenue generated during the three-year performance period assuming the target annual growth rate. Actual performance was calculated as the sum of the Company’s actual consolidated operating revenues during the three-year performance period in comparison to the target amount of cumulative revenue.

“RONA” was calculated in the following manner:

Net Income

(Average*Total Assets – Average*Current Liabilities + Average*Current Portion of Long-Term Debt)

*	- These averages were computed using the beginning and ending amounts of Total Assets, Current Liabilities, and Current Portion of Long-Term Debt for the applicable performance period.

Restricted Stock Unit (RSU) Awards. For the previously discussed reasons, the Committee determined that one third of each Named Executive Officer’s long-term incentive award should consist of RSUs. RSUs represent a right to receive a certain number of shares of the Company’s common stock at a specified time in the future, but are not conditioned upon achieving any specific performance objectives, and are only payable if the recipient remains employed by the Company at the end of the vesting period leading up to the payout of the RSU (or under certain circumstances involving a change in control, death or complete disability, as discussed in the “Termination Payments” section below). RSUs are designed primarily to encourage retention of executive officers and key employees.

The RSUs awarded in fiscal 2017 vest according to a three-year schedule, with one-third of the RSUs vesting on November 1 of each fiscal year following the fiscal year of their award contingent upon the Named Executive Officer’s continued employment with the Company. Upon vesting, each RSU converts into a share of the Company’s common stock. There will be no acceleration of vesting of these RSUs upon a change in control unless (i) such awards are not assumed or substituted by the acquirer or (ii) the acquirer’s securities are not publicly traded in the United States, in which case, vesting would be fully accelerated.

Nonqualified Stock Option Awards. Nonqualified stock options represent an option to purchase shares of the Company’s common stock at an option price equal to the closing price on the New York Stock Exchange of the Company’s common stock on the grant date. Stock options have a 10-year term and will vest ratably (one-fourth each year) on November 1 of the next four calendar years following the grant date (or under certain circumstances involving a change in control, death or complete disability, as discussed in the “Termination Payments” section below). The stock options are designed to motivate executives to increase stockholder value as the stock options will only have value if stockholders also benefit from increasing stock prices.

The nonqualified stock options awarded in fiscal 2017 have an option price of $78.23 (which is equal to the closing price on the New York Stock Exchange of the Company’s common stock on the grant date) and will vest ratably (one-fourth each year) on November 1 of the next four calendar years following the grant date. Vesting is contingent upon the Named Executive Officer’s continued employment with the Company. No stock option may be exercised more than 10 years from the date of grant. There will be no acceleration of vesting of these stock options upon a change in control unless (i) such awards are not assumed or substituted by the acquirer or (ii) the acquirer’s securities are not publicly traded in the United States, in which case, vesting would be fully accelerated.

Committee’s View on Executive Stock Ownership. The Committee intends that annual grants of long-term incentive awards will create a layering effect that will provide constant motivation and alignment of executive and stockholder interests extending into the future and will support executive retention. In December 2014, the Board adopted formal stock ownership guidelines applicable to all members of senior management. Each Named Executive Officer is expected to reach his respective ownership requirement within seven years after the date of his appointment as an officer. In addition to shares owned by the executive, outstanding RSUs and in-the-money stock options, net of taxes and exercise price, are counted toward the ownership requirement. PSUs are not counted toward the ownership requirement until they are earned, vested and distributed to the executive. The following table sets forth the applicable stock ownership guideline for each Named Executive Officer and the current ownership multiple for such officer as of December 1, 2017. Mr. Parod has been intentionally omitted due to his retirement.

Named Executive Officer(1)	Stock Ownership Guideline (multiple of Salary)	Current Ownership (multiple of Salary)(2)
Mr. Ketcham(3)	3x	1.2x
Mr. Downing	2x	4.9x
Mr. Wood(4)	2x	2.2x

(1)	Mr. Hassinger is not listed because he joined the Company in October 2017 after the end of the Company’s last completed fiscal year and therefore he is not a Named Executive Officer. However, if Mr. Hassinger was listed, his Stock Ownership Guideline and Current Ownership would be 5x and 2.5x, respectively.
(2)	Based on the 200-day average daily closing price of a share of the Company’s common stock on the NYSE ending on December 1, 2017 ($93.10) and executive salaries in effect on December 1, 2017.
(3)	Mr. Ketcham joined the Company in April 2016.
(4)	Mr. Wood has been employed by the Company since March 2008, but has only served as an officer since he was appointed as President – Agricultural Irrigation in May 2016.

Anti-Pledging/Hedging Policy. The Board has adopted a policy prohibiting directors and executive officers from pledging Company securities as collateral for any outstanding obligation or entering into any transactions designed to hedge or offset any decrease in the market value of Company securities.

Other Employee Benefits. The Company also provides certain other benefits to its Named Executive Officers in the normal course of business as appropriate to be competitive with market practice. In addition to this standard benefits package, Named Executive Officers are provided supplemental life insurance coverage and offered participation in a concierge executive health program. Also, during fiscal 2017, Mr. Parod received a taxable car allowance of $2,000 per month. Other benefits provided to the Named Executive Officers are generally those which are available to all employees of the Company, such as participation in Company sponsored health and dental insurance, life insurance and disability benefits. The Company and employee participants share in the cost of these programs. The Company also maintains a qualified 401(k) retirement plan to which the Company makes matching contributions corresponding to employee contributions. The Company’s Named Executive Officers are eligible to participate in each of these employee benefit plans.

Termination Payments. The Company is party to arrangements with its Named Executive Officers that provide for termination payments under several possible scenarios, including payments that are triggered by a change in control of the Company. All outstanding equity awards issued to the Named Executive Officers prior to the end of fiscal 2015 would be treated as follows in the event of a change in control:

•	All stock options issued to the Named Executive Officers, as well as to other employees of the Company, are subject to immediate vesting in connection with a change in control transaction.

•	In the event of a change in control of the Company, outstanding PSUs will convert into an amount of Company common stock that is prorated to account for the amount of time the Named Executive Officers held the PSUs prior to the change in control transaction and will be paid out based on the probable or expected level of Revenue Growth and RONA at the time of the change in control.

•	Any outstanding RSUs will fully vest upon a change in control.

For all equity awards issued and outstanding under the Company’s new 2015 Long-Term Incentive Plan (i.e., all outstanding equity awards issued during fiscal 2016 and fiscal 2017), there will be no acceleration of vesting of RSUs and options upon a change in control unless (i) such awards are not assumed or substituted by the acquirer or (ii) the acquirer’s securities are not publicly traded in the United States, in which case, vesting would be fully accelerated.

The Company has entered into employment agreements with each Named Executive Officer which do provide for certain additional compensation to them if their employment with the Company is terminated without cause. In the case of Messrs. Downing, Ketcham and Wood, each of them will be entitled to receive a lump sum payment equal to his annual salary if his employment is terminated without cause other than at any time within one year following a change in control or the sum of his annual salary plus target bonus if his employment is terminated without cause or if he terminates his employment for good reason within one year following a change in control. All termination provisions are designed to provide these executive officers with cash to provide for their living expenses in situations where their employment was not terminated voluntarily or for cause. Mr. Parod’s employment agreement expired on April 5, 2017 and he was no longer entitled to any benefits thereunder. Subsequent to April 5, 2017 and through his retirement from the Company effective December 1, 2017, Mr. Parod continued to serve as an employee of the Company with the same compensation as provided prior to the expiration of his employment agreement. Mr. Parod did not receive any severance benefits in connection with his retirement.

The following tables set forth the estimated amount of the benefits that each of the Named Executive Officers would have received under a variety of hypothetical termination and change in control scenarios. The tables do not reflect benefits with respect to Mr. Parod’s employment agreement because his employment agreement expired on April 5, 2017 and he was no longer entitled to any benefits thereunder. All of the information presented in the following tables is provided for illustrative purposes only.

TERMINATION SCENARIOS NOT INVOLVING A CHANGE IN CONTROL

	Termination of NEO’s employment by the Company without Cause occurring on August 31, 2017:		Termination of NEO’s employment by reason of the NEO’s death or disability occurring on August 31, 2017:
Name	Cash Payment ($)(1)	Accelerated Equity Awards ($)(2)	Cash Payment ($)	Death/Disability Benefit ($)(3)	Accelerated Equity Awards ($)(4)
Richard W. Parod	—	—	—	$1,500,000	$2,081,439
Brian L. Ketcham	$340,000	—	—	$840,000	$272,747
David B. Downing	$375,000	—	—	$875,000	$582,471
Randy A. Wood	$355,000	—	—	$855,000	$385,164

(1)	These amounts represent the payments that the Named Executive Officers (“NEOs”) would receive under their employment agreements if the Company should terminate their employment without Cause prior to a Change in Control (each as defined in the applicable employment agreement).
(2)	The NEOs’ RSU and PSU award agreements both require that an NEO must remain employed with the Company on the scheduled RSU and PSU vesting date. In this scenario, if an NEO’s employment with the Company were to terminate on August 31, 2017, then that NEO would automatically forfeit the entirety of his previously issued and outstanding RSUs and PSUs.
(3)	These amounts represent the amount of life insurance benefits that the NEO’s designated beneficiaries would receive upon the NEO’s death under life insurance coverage provided by the Company. The amounts do not include any additional benefits which might be paid out under supplemental coverage purchased by the NEOs on their own accord through the Company. The Company also provides disability insurance for the NEOs. In the event of a complete disability, the NEOs would first receive six months of short term disability benefits through regular payroll equal to 75% of their base salary. The disabled NEOs would then receive monthly long term payments equal to 66.7% of their monthly base salary capped at $12,500 a month, continuing until they reach age 65.
(4)

These amounts represent (i) the value of PSU and RSU awards which would convert into shares of Company common stock, and (ii) the in-the-money value of unvested stock options that would vest following the termination of an NEO’s employment as a result of the NEO’s death or complete disability. These amounts do not include the value of stock options that had already vested prior to the triggering event. Following a termination as a result of death or complete disability, (i) unvested stock options will become fully vested, (ii) outstanding RSUs will automatically convert into one share of Company common stock, and (iii) outstanding PSUs will convert into an amount of Company common stock that is prorated to account for the amount of time the NEOs held the PSUs prior to termination by reason of death or complete disability and will be paid out based on the probable or expected level of achievement with respect to the applicable performance measures at the time of termination by reason of death or complete disability (i.e., either (a) Revenue Growth and RONA or (b) Operating Income Growth and ROIC). For illustrative purposes, these amounts were calculated assuming that the Company would have achieved a “target” level performance during the period prior to the termination by death or complete disability and that it would be probable and expected following the termination for the Company to continue that “target” performance for the remainder of the PSUs award period. These amounts were calculated using the $86.57 closing price of the Company’s common stock on the assumed date of termination by reason of death or complete disability of August 31, 2017.

CHANGE IN CONTROL SCENARIOS

Scenario 1 – The Company
undergoes a Change in Control
on August 31, 2017, where
(i) the Company does not
terminate the NEO’s
employment without Cause and
(ii) the NEO does not terminate
his employment with Good
Reason, and (iii) the NEO’s
awards are assumed or
substituted by an acquirer with
securities that are publicly
traded in the United States.	Scenario 2 – The Company undergoes
a Change in Control on August 31,
2017, where (i) the Company does not
terminate the NEO’s employment
without Cause and (ii) the NEO does
not terminate his employment with
Good Reason, and (iii)(a) the NEO’s
equity awards are not assumed or
substituted by the acquirer and/or
(b) the acquirer’s securities are not
publicly traded in the United States.	Scenario 3 – The Company undergoes
a Change in Control on August 31,
2017 and on that same date the
Company either terminates the NEO’s
employment without Cause or the
NEO terminates his employment with
					Good Reason.
Name	Cash Payment ($)	Accelerated Equity Awards ($)(1)	Cash Payment ($)	Accelerated Equity Awards ($)(1)	Cash Payment ($)(2)	Accelerated Equity Awards ($)(1)
Richard W. Parod	—	$494,046	—	$2,081,439	—	$2,081,439
Brian L. Ketcham	—	—	—	$272,747	$527,000	$272,747
David B. Downing	—	$146,322	—	$582,471	$581,250	$582,471
Randy A. Wood	—	$73,258	—	$385,164	$550,250	$385,164

(1)

These amounts represent (i) the value of PSU and RSU awards which would convert into shares of Company common stock, and (ii) the in-the-money value of unvested stock options that would vest upon a Change in Control. These amounts do not include the value of stock options that had already vested prior to the triggering event. Following a Change in Control, with respect to all equity awards issued under the Company’s new 2015 Long-Term Incentive Plan that are assumed or substituted by an acquirer with securities that are publicly traded in the United States, (i) there will be no acceleration of vesting of stock options or RSUs and (ii) outstanding PSUs will convert into an amount of Company common stock that is prorated to account for the amount of time the NEOs held the PSUs prior to the Change in Control transaction and will be paid out, as applicable, based on the probable or expected level of achievement with respect to the applicable performance measures at the time of the Change in Control (i.e., either (a) Revenue Growth and RONA or (b) Operating Income Growth and ROIC). Following a Change in Control, with respect to (i) all equity awards issued prior to the end of fiscal 2015 and (ii) all equity awards issued under the Company’s new 2015 Long-Term Incentive Plan that are not assumed or substituted by an acquirer or if an acquirer’s securities are not publicly traded in the United States: (a) unvested stock options will become fully vested, (b) outstanding RSUs will automatically convert into one share of Company common stock, and (c) outstanding PSUs will convert into an amount of Company common stock that is prorated to account for the amount of time the NEOs held the PSUs prior to the Change in Control transaction and will be paid out, as applicable, based on the probable or expected level of achievement with respect to the applicable performance measures at the time of the Change in Control (i.e., either (I) Revenue Growth and RONA or (II) Operating Income Growth and ROIC). For illustrative purposes, these amounts were calculated assuming that the Company would have achieved a “target” level performance during the period prior to the Change in Control and that it would be probable and expected following the Change in Control for the Company to continue that “target” performance for the remainder of the PSUs award period. These amounts were calculated using the $86.57 closing price of the Company’s common stock on the assumed Change in Control date of August 31, 2017.
(2)	These amounts represent the payments that each NEO with an effective employment agreement would receive under his employment agreement if the Company should terminate his employment without Cause or if he should terminate his employment with Good Reason (each as defined in the applicable employment agreement) within one year following a Change in Control.

Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), imposes an annual, individual limit of $1 million on the deductibility of the Company’s compensation payments to the chief executive officer and to the three most highly compensated executive officers (other than the principal financial officer). Specified compensation is excluded for this purpose, including performance-based compensation, provided that certain conditions are satisfied. The Committee has attempted to preserve, to the extent practicable, the deductibility of all compensation payments to the Company’s executive officers. However, while the Committee believes it is in the best interests of the Company and its stockholders to have the ability to grant “qualified performance-based compensation” under Section 162(m), it may decide from time to time to grant compensation that will not qualify as “qualified performance-based compensation” for purposes of Section 162(m). Moreover, even if the Committee intends to grant compensation that qualifies as “qualified performance-based compensation” for purposes of Section 162(m), the Company cannot guarantee that such compensation ultimately will be deductible.

With the exception of approximately $20,000 of compensation paid to Mr. Parod, all compensation paid to covered employees is expected to be deductible under Section 162(m) for fiscal 2017.

Employment Agreement with New President and Chief Executive Officer. Effective October 16, 2017, Mr. Hassinger was appointed as the Company’s President and Chief Executive Officer. In hiring Mr. Hassinger, the Company’s Board of Directors approved a written employment agreement with a term of three years, setting forth the principal terms and conditions of his employment, including an annual base salary of $900,000, eligibility for a target bonus equal to 100% of his base salary and a maximum bonus of up to 200% of his target bonus, and eligibility to receive annual equity or long-term incentive awards, the aggregate grant-date accounting value of which is expected to be $1,800,000. In addition, on October 16, 2017, Mr. Hassinger received a special grant of RSUs with a value of approximately $3,000,000 (based on the Company’s closing stock price of $89.13 on October 16, 2017). The special grant of RSUs is subject to vesting at the rate of 33–1/3% per year on November 1, 2018, 2019 and 2020.

In addition to the compensation discussed above, the employment agreement provides that Mr. Hassinger will receive a taxable transportation allowance of $2,000 per month and will be eligible to participate in other insurance and benefit plans generally available to senior executives of the Company. In addition, if Mr. Hassinger’s employment is terminated by the Company other than for cause (as defined in his employment agreement), death or disability (as defined in his employment agreement), Mr. Hassinger will receive severance compensation equal to one and one-half (1.5) times the sum of his annual base salary plus target bonus at the rate in effect on the date of his termination. However, if Mr. Hassinger is terminated other than for cause, death or disability within two (2) years following a Change in Control (as defined in his employment agreement), or voluntarily terminates his employment for Good Reason (as defined in his employment agreement) within such period, then he will receive severance compensation equal to three (3) times the sum of his annual base salary plus target bonus at the rate in effect on the date of termination. In either severance scenario, Mr. Hassinger will also receive a prorated bonus based on actual performance under the Company’s annual management incentive plan for the fiscal year of termination.

Report of the Compensation Committee on Executive Compensation

The Company’s Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Robert E. Brunner, Chairman

Michael N. Christodolou

David B. Rayburn

Michael D. Walter

William F. Welsh II

Executive Compensation

The following table sets forth information regarding all forms of compensation earned by the Company’s Named Executive Officers during the last three fiscal years. Mr. Ketcham joined the Company in April 2016. Mr. Wood has been employed by the Company since March 2008, but has only served as an officer since he was appointed President – Agricultural Irrigation in May 2016.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All other Compensation ($)		Total ($)
Richard W. Parod	2017	662,539	—		828,859	(4)	431,340	585,750	37,366	(5)	2,545,854
Former President and Chief Executive Officer(3)	2016	661,692	—		697,385	(4)	366,650	416,988	37,366		2,180,081
	2015	635,538	—		641,033	(4)	333,331	409,088	37,474		2,056,464

Brian L. Ketcham	2017	338,885	—		200,763	(4)	104,579	165,495	13,637	(8)	823,359
Vice President and Chief Financial Officer(6)	2016	128,750	65,000	(6)	95,095	(7)	—	—	5,285		294,130

David B. Downing	2017	374,835	—		229,337	(4)	119,538	177,684	13,952	(10)	915,346
Executive Vice President(9)	2016	365,311	—		190,149	(4)	99,990	137,727	13,792		806,969
	2015	349,615	—		192,310	(4)	99,983	137,550	14,288		793,746

Randy A. Wood	2017	352,327	—		191,189	(4)	99,610	179,728	8,143	(11)	830,997
President – Agricultural Irrigation(9)	2016	307,974	—		114,064	(4)	59,989	104,610	6,832		593,469

(1)	These awards consist of stock option awards granted under the Company’s 2010 Long-Term Incentive Plan and 2015 Long-Term Incentive Plan. The stock options vest 25% per year over four years on November 1 of each year following the date of grant. The amounts shown reflect the grant date fair value as computed in accordance with ASC 718, Stock Compensation. The assumptions used to calculate the grant date fair value of stock option awards are included in Note 17 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2017.
(2)	These amounts represent annual cash incentive awards received under the Company’s Management Incentive Plan for each fiscal year. Mr. Ketcham did not participate in the Company’s Management Incentive Plan in fiscal 2016 because he joined the Company in the second half of the year.
(3)	Mr. Parod stepped down as the Company’s President and Chief Executive Officer and as a member of the Company’s Board of Directors effective October 16, 2017. He continued to serve as the Company’s President Emeritus through December 1, 2017.
(4)	These awards consist of both RSUs and PSUs granted under the Company’s 2010 Long-Term Incentive Plan and 2015 Long-Term Incentive Plan. The RSUs vest 33 1/3% per year over three years and the PSUs cliff vest on November 1 following the end of their respective three-year performance periods. The amount shown reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC 718”), Stock Compensation, assuming a payout at target for equity incentive plan awards. Assuming the maximum level of performance was achieved for the PSUs awarded in fiscal 2017, the grant date fair value of these awards would have been: Mr. Parod, $1,243,774; Mr. Ketcham, $301,145; Mr. Downing, $344,005; and Mr. Wood, $286,783.
(5)	Consists of $5,446 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal 2017, $7,920 in premiums for supplemental life insurance for fiscal 2017 and $24,000 representing a $2,000 monthly car allowance.
(6)

Mr. Ketcham did not participate in the Company’s Management Incentive Plan in fiscal 2016 because he joined the Company on April 11, 2016 (i.e., in the second half of the year). In lieu of such participation,

Mr. Ketcham received a fixed bonus of $65,000 for the portion of fiscal 2016 during which he was employed by the Company.
(7)	This award consists entirely of RSUs granted under the Company’s 2015 Long-Term Incentive Plan. These RSUs vest 33 1/3% per year over three years on November 1 of each year following the date of grant. The amount shown equals the grant date fair value of the Company’s common stock multiplied by the actual number of RSUs awarded.
(8)	Consists of $11,057 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal 2017 and $2,580 in premiums for supplemental life insurance for fiscal 2017
(9)	Mr. Downing served as the Company’s President – Agricultural Irrigation until May 9, 2016, at which time Mr. Wood assumed the role of President – Agricultural Irrigation and Mr. Downing assumed the role of Executive Vice President.
(10)	Consists of $8,145 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal year 2017, $3,960 in premiums for supplemental life insurance for fiscal 2017 and $1,847 in fees for participation in a concierge executive health program.
(11)	Consists of $7,473 in matching contributions to the Company’s defined contribution profit-sharing and 401(k) plan for fiscal 2017 and $670 in premiums for supplemental life insurance for fiscal 2017.

The following table sets forth information concerning each grant of an award made to the Company’s Named Executive Officers during the last completed fiscal year under the Company’s 2015 Long-Term Incentive Plan and Management Incentive Plan for fiscal 2017.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Approval Date	Number of Non-Equity Incentive Plan Units Granted (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Under- lying Options(4) (#)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant date fair value of stock and option awards ($)(6)
				Thres- hold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Richard W. Parod	9/20/16		—	145,200	660,000	1,320,000
	10/21/16	10/21/16					2,774	5,547	11,094	5,534	16,494	$78.23	1,260,198

Brian L. Ketcham	9/20/16		—	41,140	187,000	374,000
	10/21/16	10/21/16					671	1,342	2,684	1,342	3,999	$78.23	305,342

David B. Downing	9/20/16		—	45,375	206,250	412,500
	10/21/16	10/21/16					767	1,533	3,066	1,533	4,571	$78.23	348,874

Randy A. Wood	9/20/16		—	42,955	195,250	390,500
	10/21/16	10/21/16					639	1,278	2,556	1,278	3,809	$78.23	290,799

(1)	Amounts reflect grants made under the Management Incentive Plan for fiscal 2017 (the 2017 MIP is discussed in the “Compensation Discussion and Analysis” section). Actual payouts earned under the program for fiscal 2017 were below target, and can be found in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	These awards consist of PSUs granted in fiscal 2017 under the Company’s 2015 Long-Term Incentive Plan for the fiscal 2017 to fiscal 2019 performance period. The amounts shown equal the aggregate number of shares of common stock into which the PSUs will convert if certain threshold, target and maximum performance objectives are met.
(3)	These awards consist of RSUs granted in fiscal 2017 under the Company’s 2015 Long-Term Incentive Plan. The amounts shown equal the aggregate number of shares of common stock into which the RSUs will convert if the grantee maintains his employment with the Company for the entire vesting period. These RSUs vest according to a three-year schedule, with one-third of the RSUs vesting on November 1 of each fiscal year following the fiscal year of the award.
(4)	These awards consist of stock options granted in fiscal 2017 under the Company’s 2015 Long-Term Incentive Plan. The amounts shown equal the aggregate number of shares of common stock into which the stock options will convert if the grantee maintains his employment with the Company for the entire vesting period. These options vest according to a four-year schedule, with one-fourth of the options vesting on November 1 of each fiscal year following the fiscal year of the award.
(5)	The exercise price is the closing price of the Company’s common stock on October 21, 2016, the date of grant.

(6)	Amounts are computed in accordance with ASC 718, Stock Compensation. PSUs are valued assuming a payout at target. The assumptions used to calculate the grant date fair value of stock option awards are included in Note 17 to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2017.

The following table sets forth information concerning unexercised options, stock that has not vested and equity incentive plan awards for each of the Company’s Named Executive Officers that were outstanding as of the end of the last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Been Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Name	Exercisable	Unexercisable
Richard W. Parod
	—	2,062	—	76.37	10/25/2023
	—	4,099	—	83.53	10/24/2024
	—	9,865	—	67.68	10/23/2025
	—	16,494	—	78.23	10/21/2026
						10,476	(2)	$906,907
									14,954	(3)	$1,294,568

Brian L. Ketcham	—	3,999	—	78.23	10/21/2026
						2,318	(2)	$200,669
									1,342	(3)	$116,177

David B. Downing	2,147	—	—	58.10	10/31/2021
	1,662	—	—	75.68	10/24/2022
	1,299	433	—	76.37	10/25/2023
	1,229	1,230	—	83.53	10/24/2024
	896	2,691	—	67.68	10/23/2025
	—	4,571	—	78.23	10/21/2026
						2,917	(2)	$252,525
									4,207	(3)	$364,200

Randy A. Wood	880	—	—	58.10	10/31/2021
	681	—	—	75.68	10/24/2022
	681	226	—	76.37	10/25/2023
	614	615	—	83.53	10/24/2024
	538	1,614	—	67.68	10/23/2025
	—	3,809	—	78.23	10/21/2026
						2,069	(2)	$179,113
									2,762	(3)	$239,106

(1)	The market value of unearned shares is calculated using $86.57 per share, which is the closing market price of the Company’s common stock on the NYSE on the last day of fiscal 2017.
(2)	These awards consist of RSUs granted under the Company’s 2010 Long-Term Incentive Plan and 2015 Long-Term Incentive Plan. These RSUs vest 33 1/3% per year, ratably vesting on each November 1 following the end of the fiscal year of their respective grant date.

(3)	These awards consist of PSUs granted under the Company’s 2010 Long-Term Incentive Plan and 2015 Long-Term Incentive Plan. These PSUs cliff vest on November 1 following the end of their respective three-year performance period. Each PSU converts into one share of common stock if target levels of performance are achieved, but may ultimately convert into a larger or smaller amount of stock depending upon actual performance achieved over the relevant three-year performance period.

The following table sets forth information concerning exercised options and vesting of stock awards for each of the Company’s Named Executive Officers as of the end of the last completed fiscal year.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Richard W. Parod	32,628	$544,163	4,589	(1)	$354,730
Brian L. Ketcham	—	—	487	(1)	$37,645
David B. Downing	—	—	1,196	(1)	$92,451
Randy A. Wood	—	—	654	(1)	$50,554

(1)	These awards consist of the portion of RSUs granted during fiscal 2014, 2015 and 2016 that vested and converted into shares of common stock during fiscal 2017. The value realized upon vesting was calculated by multiplying the number of vesting RSUs by the $77.30 closing price of the Company’s common stock on November 1, 2016.

Pension Benefits

The Company does not provide for any defined benefit and actuarial pension plans for its Named Executive Officers. Accordingly no tabular disclosure is being provided under this heading.

Nonqualified Deferred Compensation

The Company does not provide for any deferred compensation arrangements for its Named Executive Officers. Accordingly no tabular disclosure is being provided under this heading.

Compensation of Directors

In addition to the regular compensation reviews that the Committee conducts for the executive officer compensation program (as discussed in the Compensation Discussion and Analysis), the Committee also evaluates the Company’s compensation program for its Board of Directors. Based substantially upon Meridian’s compensation analysis, the Committee recommended, and the Board of Directors approved, a $10,000 increase in the value of the annual RSU grants made to non-employee directors in fiscal 2017 and future years in order to more closely match the median market compensation paid to directors of similarly situated companies.

For fiscal 2017, non-employee directors of the Company received annual cash retainers of $60,000. Members of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee received an additional cash retainer of $5,000, $3,000 and $2,000, respectively. In addition, for fiscal 2017, the Chairman of the Board of Directors received $45,000 for serving in that capacity, the Chairman of the Audit Committee received $10,000 for serving as such Chairman, the Chairman of the Compensation Committee received $8,000 for serving as such Chairman, and the Chairman of the Corporate Governance and Nominating Committee received $5,000 for serving as such Chairman. Directors are reimbursed for expenses they incur in attending meetings and are reimbursed for attending continuing education programs up to $5,000 per year or as otherwise approved by the Chairman of the Board of Directors.

Additionally, for fiscal 2017, each non-employee director received an annual grant of RSUs with an award value of $80,000 with the award being made on the date of the Annual Meeting. The number of RSUs to be awarded is based on the closing price of the Company’s common stock on the grant date, and the RSUs are payable in shares of common stock under the 2015 Long-Term Incentive Plan. Accordingly on January 31, 2017, each of Messrs. Brunner, Christodolou, Jagodinski, Nahl, Rayburn, Walter and Welsh received an award of 1,061 RSUs. The RSUs vested on November 1, 2017.

For fiscal 2017, new directors who are not employees of the Company would have received a one-time grant of RSUs with an award value equal to the prorated amount of the last annual grant of RSUs based on the amount of time the new director will serve on the Board of Directors until the next annual meeting of stockholders, with the grant being made on the date of their first regular Board meeting as a director. The number of units awarded would equal the prorated amount divided by the closing stock price on the date of grant. These RSUs vest on the earlier of November 1 following the date of grant or the date of the next annual meeting of stockholders.

In December 2014, the Board adopted formal stock ownership guidelines applicable to both senior management and directors. Directors are expected to maintain stock ownership equal to five times the Board annual cash retainer within five years of their election as a director. In addition to shares owned by the directors, outstanding RSUs are counted toward the ownership requirement. With the exception of Mr. Rayburn, who joined the Board in November 2014, all non-employee directors maintain stock ownership in excess of the Board’s stock ownership guidelines.

The following table sets forth the compensation paid to the Company’s directors in fiscal 2017. Mr. Parod also served as a director until October 16, 2017, but his compensation is discussed within the various tables included within the Compensation Discussion and Analysis contained within this Proxy Statement.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert E. Brunner	74,267	80,000	(1)	—	—	—	—	154,267
Michael N. Christodolou	70,000	80,000	(1)	—	—	—	—	150,000
W. Thomas Jagodinski	76,156	80,000	(1)	—	—	—	—	156,156
Michael C. Nahl	110,000	80,000	(1)	—	—	—	—	190,000
David B. Rayburn	68,000	80,000	(1)	—	—	—	—	148,000
Michael D. Walter	70,000	80,000	(1)	—	—	—	—	150,000
William F. Welsh II	66,733	80,000	(1)	—	—	—	—	146,733

(1)	These awards consist of RSUs granted in fiscal 2017 under the Company’s 2015 Long-Term Incentive Plan. These RSUs vested on November 1, 2017.

Compensation Committee Interlocks

and Insider Participation

During fiscal 2017, there were no compensation committee interlocks and no insider participation in compensation decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended.

Report of the Audit Committee

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee is comprised of W. Thomas Jagodinski (as Chairman), Michael N. Christodolou, Michael C. Nahl, David B. Rayburn, and William F. Welsh II, each of whom is an independent director of the Company under the rules adopted by the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange.

The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of internal controls and processes for that purpose. KPMG LLP (“KPMG”) acts as the Company’s independent registered public accounting firm and they are responsible for conducting an independent audit of the Company’s annual financial statements and effectiveness of internal control over financial reporting in accordance with generally accepted auditing standards and issuing reports on the results of their audits. The Audit Committee is responsible for providing independent, objective oversight of both of these processes.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended August 31, 2017 with management of the Company and with representatives of KPMG. Our discussions with KPMG also included the matters required to be discussed with the Audit Committee under the applicable Public Company Accounting Oversight Board (PCAOB) standards and SEC regulations.

In addition, the Audit Committee reviewed the independence of KPMG. We have discussed KPMG’s independence with them and have received written disclosures and a letter from KPMG regarding their independence as required by the applicable requirements of the PCAOB and SEC regarding the independent accountant’s communications with the audit committee concerning independence.

Based on the reviews and discussions described above, the Audit Committee has recommended to the full Board of Directors that the audited financial statements of the Company for the year ended August 31, 2017 be included in the Company’s Annual Report on Form 10-K to be filed with the SEC.

W. Thomas Jagodinski, Chairman

Michael N. Christodolou

Michael C. Nahl

David B. Rayburn

William F. Welsh II

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, the Company’s independent registered public accounting firm since 2001, has been appointed by the Audit Committee as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending August 31, 2018. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy by persons entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not be considered votes cast with respect to ratification of the appointment and will not be counted as votes for or against the ratification.

If stockholders fail to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm, the Audit Committee will reconsider whether to retain KPMG LLP, but may ultimately decide to retain them. Any decision to retain KPMG LLP or another independent registered public accounting firm will be made by the Audit Committee and will not be resubmitted to stockholders. In addition, even if stockholders ratify the appointment of KPMG LLP, the Audit Committee retains the right to appoint a different independent registered public accounting firm for fiscal 2018 if it determines that it would be in the Company’s best interests.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING AUGUST 31, 2018.

Representatives of KPMG LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Accounting Fees and Services

The following table sets forth the aggregate fees for professional services rendered by KPMG for each of the last two fiscal years:

Category of Fee	Fiscal 2017	Fiscal 2016
Audit Fees(1)	$1,512,021	$1,481,284
Audit-Related Fees(2)	$23,500	$25,000
Tax Fees(3)	—	$75,879
All Other Fees(4)	$9,780	$5,122

Total Fees	$1,545,301	$1,587,285

(1)	Audit fees consist of the audit of the Company’s fiscal 2017 and fiscal 2016 annual financial statements and review of the Company’s quarterly financial statements during fiscal 2017 and fiscal 2016.
(2)	Audit-related fees were for audits of the Company’s employee benefit plan.
(3)	Tax fees were for tax consultation and tax compliance services.
(4)	All other fees were for training and corporate compliance services.

As provided in its Charter, the Audit Committee must pre-approve all services provided to the Company by its independent auditor. The Audit Committee approved all services provided by KPMG LLP to the Company in fiscal 2017 and determined that the services listed above did not adversely affect KPMG LLP’s independence in providing audit services.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) added Section 14A to the Securities Exchange Act of 1934 which requires, among other things, that companies with publicly-traded securities, such as Lindsay, take a separate non-binding vote at their annual meeting of stockholders to consider a resolution to approve the compensation of their named executive officers as disclosed in the proxy statement for the annual meeting in accordance with SEC regulations. To that end, the Board of Directors has submitted the following resolution to be voted on by the Company’s stockholders at the Annual Meeting:

“The stockholders of Lindsay Corporation hereby approve the compensation of the Company’s Named Executive Officers as described in the definitive Proxy Statement relating to the Company’s 2018 Annual Meeting of Stockholders, including the sections thereof entitled Executive Compensation and Compensation Discussion and Analysis.”

As described in the Compensation Discussion and Analysis, the overall goal of the Company’s compensation policy is to maximize stockholder value by attracting, retaining and motivating the executive officers that are critical to its long-term success. It is also the belief of the Board of Directors that executive compensation should be designed to promote both the short-term and long-term economic goals of the Company and, accordingly, an important component of the Company’s executive compensation philosophy is to closely align the financial interests of the Company’s executive officers with those of the Company’s stockholders. The Board and Compensation Committee have a strong focus on paying for performance, with targeted incentive compensation for Named Executive Officers being over half of their total target compensation. Stockholders are encouraged to carefully review the “COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION” sections of this Proxy Statement for a detailed discussion of the Company’s executive compensation program.

The vote on the compensation of the Company’s Named Executive Officers is non-binding and does not require the Company to make any specific changes to the compensation of its Named Executive Officers or take any other action if the resolution is not approved by stockholders. However, the Board of Directors values and encourages constructive input from stockholders regarding the Company’s compensation philosophy, policies and practices and believes that stockholder feedback on executive compensation provided by this non-binding vote can provide the Board and Compensation Committee with useful information on investor sentiment about these important matters. The Board of Directors and Compensation Committee will review the voting results and, to the extent there is a negative vote on this proposal, the Board of Directors expects to consider a number of steps, including consulting with significant stockholders to better understand the concerns that influenced the vote. The Board and Compensation Committee intend to consider all constructive feedback obtained through this “say-on-pay” process in making future decisions regarding the compensation of the Company’s Named Executive Officers.

The Company’s stockholders approved the “say on pay” resolution presented at the Company’s 2017 Annual Meeting of Stockholders by a vote of more than 97% of the votes cast on the proposal. The Compensation Committee believes the results of the 2017 “say on pay” vote were a confirmation that the stockholders were in general agreement with the Compensation Committee’s compensation philosophy.

The proposal to approve the resolution regarding the compensation of the Named Executive Officers will be deemed to be approved if a greater number of votes cast by persons entitled to vote at the Annual Meeting are voted in favor of the resolution than are voted against the resolution. Consequently, abstentions and broker non-votes will have no effect on the outcome of the vote on this resolution.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

SUBMISSION OF STOCKHOLDER PROPOSALS

Only stockholders of record as of December 1, 2017 are entitled to bring business before the Annual Meeting or make nominations for directors. Stockholder proposals submitted for presentation at the Annual Meeting must have been received by the Secretary of the Company at its home office no earlier than October 3, 2017 and no later than November 2, 2017 (the “Notice Period”). Stockholder proposals submitted for presentation at the Annual Meeting received before or after the Notice Period will be considered untimely. Such proposals must set forth (i) as to each matter such stockholder proposes to bring before the Annual Meeting (x) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (y) any material interest of any Proposing Person (as defined below) in the proposed business; and (ii) as to such stockholder and any other Proposing Person (w) the name and address of such Proposing Person, (x) the class and number of shares of the Company’s capital stock that are beneficially owned, directly or indirectly, by each such Proposing Person, (y) a brief description of any proxy, contract, arrangement, understanding or relationship pursuant to which any Proposing Party, either directly or acting in concert with another party or parties, has a right to vote any shares of capital stock of the Company, and (z) a brief description of any contract, arrangement or understanding with respect to the proposed business to which any Proposing Person is a party (collectively, the “Required Information”).

For purposes of providing a notice pursuant to the foregoing paragraph, or nominating a director pursuant to the following paragraph, Section 2.11(d) of the Company’s By-Laws provides that “Proposing Person” means (a) any stockholder who submits a notice to the Secretary of the Company pursuant to Section 2.11(a) and/or, with respect to the nomination of directors, Section 2.11(c) of the Company’s By-laws, (b) the beneficial owner or owners, if any, on whose behalf any such notice is submitted, (c) any party or parties acting in concert with such stockholder in connection with the business proposed and/or the person or persons nominated for election or re-election to the Board of Directors, and (d) any party or parties directly or indirectly controlling, controlled by, or under common control with any of the foregoing.

Nominations for directors may be submitted by stockholders by delivery of such nominations in writing to the Secretary of the Company during the Notice Period. Such nominations must set forth the Required Information above, except that in lieu of the information called for in part (z) above, the Required Information for a nomination shall instead include a brief description of any contract, arrangement or understanding with respect to any proposed nominee or nominees to which any Proposing Person is a party.

Next year’s Annual Meeting is expected to be held on December 18, 2018. In order to be included in the Company’s Proxy Statement and form of proxy relating to next year’s Annual Meeting, stockholder proposals must be submitted by July 10, 2018 to the Secretary of the Company at its principal executive offices. The Company has determined that such date is a reasonable time before it expects to begin to print and send its proxy materials for next year’s Annual Meeting. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended. Pursuant to Section 2.11 of the Company’s By-Laws, nominations for directors or stockholder proposals submitted for presentation at next year’s Annual Meeting (other than proposals submitted for inclusion in the Company’s Proxy Statement and form of proxy) must have been received by the Secretary of the Company at its principal executive offices no earlier than August 20, 2018 and no later than September 19, 2018. Any such nominations or proposals must be in accordance with the requirements and procedures outlined in the Company’s By-Laws and summarized above in this section.

OTHER MATTERS

Management does not intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business which persons, other than management, intend to present at the Annual Meeting. The proxy for the Annual Meeting confers discretionary authority on the Board of Directors to vote on any matter properly presented for consideration at the Annual Meeting if the Company did not receive written notice of the matter on or before November 2, 2017.

The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may also be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. In addition, the Company will supply banks, brokers, dealers and other custodians, nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the Company’s common stock which they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

Stockholders and other interested parties may communicate with the Chairman of the Board of Directors, the Chairman of the Audit, Compensation or Corporate Governance and Nominating Committee, or any individual director by sending a letter to the attention of the appropriate person (which may be marked as confidential) addressed to the Secretary of the Company. All communications received by the Secretary will be forwarded to the appropriate Board member. In addition, it is the policy of the Board of Directors that the Company’s directors shall attend and will generally be available for discussions with stockholders at the Annual Meeting of Stockholders, whenever possible. All Board members attended last year’s Annual Meeting.

The Company’s Annual Report, including the Form 10-K and financial statements filed by the Company with the Securities and Exchange Commission, is being made available, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting. However, the Annual Report is not to be considered part of this proxy solicitation material.

By Order of the Board of Directors

/S/ ERIC R. ARNESON
Eric R. Arneson, Secretary

Omaha, Nebraska
December 21, 2017

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐	TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Election of directors for term to expire in December 2020:	01 Robert E. Brunner 02 Timothy L. Hassinger 03 Michael D. Walter	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, mark the “FOR” box above and write the number(s) of the nominee(s) for whom you are withholding your vote in the box provided to the right.)

    Please fold here – Do not separate

2. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2018.	☐ For	☐ Against	☐ Abstain

3. Non-binding vote on resolution to approve the compensation of the Company’s named executive officers.	☐ For	☐ Against	☐ Abstain

4. To vote, in its discretion, upon any other business that may properly come before the Annual Meeting or any adjournment thereof which management did not have written notice of on November 2, 2017.

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF THE BOARD OF DIRECTORS’ NOMINEES FOR DIRECTOR, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND FOR APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

LINDSAY CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, January 30, 2018

8:30 a.m. CST

Corporate Headquarters

2222 North 111th Street

Omaha, Nebraska

Lindsay Corporation 2222 North 111th Street Omaha, Nebraska	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LINDSAY CORPORATION FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 30, 2018 AND AT ANY ADJOURNMENT THEREOF.

The undersigned hereby appoints Brian L. Ketcham and Eric R. Arneson, and each of them individually, as the undersigned’s proxies and agents, with full powers of substitution, and hereby authorizes each to represent the undersigned at the Annual Meeting of Stockholders of Lindsay Corporation (the “Company”) to be held at the Company’s corporate office, 2222 North 111th Street, Omaha, Nebraska, on Tuesday, January 30, 2018, at 8:30 a.m., Central Standard Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse hereof.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and want to vote in person at the Annual Meeting or at any adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of or access to the Proxy Statement for the Annual Meeting and the Company’s 2017 Annual Report to Stockholders prior to the signing of this proxy.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE www.proxypush.com/lnn	PHONE 1-866-883-3382	MAIL
Use the Internet to vote your proxy until 12:00 p.m. (CT) on January 29, 2018.	Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on January 29, 2018.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.